Exhibit 6.2

3/21/2023

SECOND AMENDMENT TO WAREHOUSE LEASE

THIS SECOND AMENDMENT TO WAREHOUSE LEASE (this “Amendment”) is made and entered into as of 4/10/2023, by and between SREIT LONGWOOD FL HOLDINGS, L.L.C., a Delaware limited liability company (“Landlord”) and AIGUILLE ROCK CLIMBING CENTER, INC., a Florida limited liability company (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Warehouse Lease dated October 1, 2019 and as amended by that certain Amendment to Warehouse Lease dated March 3, 2021 (collectively, the “Lease”) for the leasing by Tenant of space consisting of approximately 11,090 rentable square feet identified as Units 232-252 (the “Premises”) more particularly described in the Lease in the building located at 830 S. Ronald Reagan Blvd., Longwood, Florida 32750 (the “Building”) that is part of the property known as American Industrial Center (the “Property”).

WHEREAS, Landlord and Tenant now desire to extend the Term of the Lease and to modify certain other provisions of the Lease as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1.	Term. The Term shall be extended for a period of five (5) years (“Extension Period”) beginning May 1, 2023 and ending on April 30, 2028. Tenant acknowledges and agrees that Tenant has no right or option under the Lease to renew or extend the Term of the Lease, lease additional space or terminate the Lease.

2.	Base Net Rent. For the Extension Period, Tenant shall pay Base Net Rent for the Premises on the first day of each month, in accordance with the following payment schedule:

Period		Base Net Rent for the Period	Monthly Base Net Rent
May 1, 2023	April 30, 2024	$133,080.00	$11,090.00
May 1, 2024	April 30, 2025	$139,734.00	$11,644.50
May 1, 2025	April 30, 2026	$146,720.76	$12,226.73
May 1, 2026	April 30, 2027	$154,056.72	$12,838.06
May 1, 2027	April 30, 2028	$161,759.52	$13,479.96

Base Net Rent and other charges shall be paid as otherwise provided in the Lease, including without limitation Sections 7b and 7e.

3.	Landlord’s Notice Address. The Landlord’s notice address set forth in the Lease is hereby deleted in its entirety and replaced with the following:

SREIT LONGWOOD FL HOLDINGS, L.L.C.

c/o Starwood Capital Group

100 Pine Street, Suite 3000

San Francisco, California 94111

Attention: Andrea Pierce

With a copy to:

SREIT LONGWOOD FL HOLDINGS, L.L.C.

c/o Starwood Capital Group

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: General Counsel

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All payments payable under the Lease shall be sent to Landlord at: WIRE/ACH INSTRUCTIONS:

Wells Fargo Bank, N.A.

ABA #: 121000248

Account #: 4118944339

Account Name: SREIT Longwood FL Holdings, LLC – Colliers – Lockbox

ADDRESS FOR RENT PAYMENT:

Starwood - SREIT Longwood FL Holdings

P.O. Box 781450

Philadelphia, PA 19178-1450

ADDRESS FOR RENT PAYMENT (Overnight Delivery):

Starwood - SREIT Longwood FL Holdings

MAC Y1372-045

401 Market Street

Philadelphia, PA 19106

4.	As-Is. Tenant agrees to accept the Premises in its then current “as-is” condition as of the Extension Period.

5.	Operating Costs. In addition to Base Net Rent set forth above, during the Extension Period, Tenant shall continue to pay to Landlord Tenant’s Proportionate Share of Operating Costs as set forth in Section 5 of the Amendment to Warehouse Lease.

6.	Security Deposit. Landlord is holding a Security Deposit on behalf of Tenant in the amount of $11,000.00 pursuant to Section 12 of the Lease and no additional Security Deposit amount shall be required in connection with the execution and delivery of this Amendment.

7.	OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App.§ 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term of the Lease, an event of default by Tenant will be deemed to have occurred, without the necessity of notice to the defaulting party.

8.	ESG.

(a)	Tenant acknowledges that current and future disclosures and information may be required by Landlord’s ESG Performance initiatives and applicable Laws. Tenant shall provide Landlord any and all information reasonably requested by or on behalf of Landlord in connection with the ESG Performance of the Premises and/or any other information necessary for Landlord to comply with applicable Laws or Landlord’s ESG Performance initiatives, including to maintain or obtain any ESG Certifications for the Building and the Property. Tenant consents to Landlord’s using such data, subject only to the provision that Landlord will comply with applicable privacy Laws in its handling of data relating to the Premises and Tenant’s consumption.

(b)	Without the consent of the Tenant, the Landlord shall be entitled to install, or have installed by third parties, intelligent measuring systems or modern measuring devices as well as new measuring devices or meters compatible with smart meter gateways for gas, water and heating for the purpose of recording consumption in the Property, the Building and/or the Premises.

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(c)	Tenant shall fully cooperate with Landlord in any ESG Performance initiatives that Landlord determines may be necessary or appropriate for the Property, the Building and/or the Premises to be in compliance with applicable Laws and positioning the Building and/or the Property within an ESG related investment fund or product. In addition, Tenant shall reasonably cooperate with any rules, regulations and requirements that Landlord determines may be necessary or appropriate to (i) maintain or obtain any ESG Certification for the Property and/or the Building, or (ii) further the mandates or goals of the Landlord’s own sustainability objectives.

(d)	Tenant shall use commercially reasonable efforts to, and shall encourage its employees, subtenants, service providers and other contractual partners to, operate the Premises in a manner that would reasonably be expected to reduce energy and water use and waste generation and increase recycling within the Property, the Building and the Premises.

(e)	Tenant shall use commercially reasonable efforts to obtain electrical energy for the Premises from renewable energy sources. If any applicable legal requirements to meet the demand for electrical energy from renewable sources comes into force during the term of this Lease then Tenant shall comply with such legal requirements.

(f)	In the case of any capital improvement that an independent engineer certifies in writing will, subject to reasonable assumptions and qualifications, improve the ESG performance of the Property and the Building, Landlord shall have the right to make such capital improvements and may include the costs of such capital improvements as Operating Costs. Such improvements to the ESG Performance of the Property and the Building may include, without limitation, reducing the Property’s and the Building’s consumption of utilities such as electricity, oil, natural gas, steam, water or other. Notwithstanding anything to the contrary, the costs of such capital improvement shall be deemed reduced by the amount of any government or other incentives for energy efficiency improvements actually received by Landlord to defray the costs of such capital improvement, and shall further be reduced by any energy efficiency tax credits or similar energy-efficiency-based tax incentives actually accruing to Landlord as a result of such capital improvement (to the extent the benefits thereof are not otherwise passed through to Tenant). Notwithstanding the foregoing, Tenant acknowledges that all greenhouse gas tax credits or carbon credits, offsets, attributes or deductions are the sole and exclusive property of Landlord.

(g)	In locations where the Property, the Building and/or the Premises are subject to penalties as a result of violations of any ESG-Performance related Laws, such as greenhouse gas (GHG) emissions limits, if the Property and/or the Building is found in violation of such Laws, Landlord may determine the portion of the penalties that are attributable to Tenant and the Premises and charge Tenant as additional rent, its portion of the penalty that has been levied on the Property and/or the Building; provided that Landlord shall have the burden to demonstrate the portion of the penalty attributable to Tenant, if and to the extent the same exceeds Tenant’s proportionate share. For example, the Tenant’s portion of GHG emissions may be determined using the collection of data from submeters to determine Tenant’s actual energy consumption and emissions, calculations based on the floor area of tenants’ respective leased spaces, number and frequency of occupants and/or visitors in a leased space, and/or Tenant’s operating hours within the Building, a combination of both submetering and calculations, or other methods.

(h)	As used in this Section of this Amendment,

(i) “ESG Performance” means all or any of the following environmental, social, and governance activities arising from the operation or use of the Premises, the Building and/or the Property:

(A)	energy consumption;
(B)	renewable energy use;
(C)	water consumption and discharge;
(D)	waste and recycling generation and management;
(E)	generation and/or emission of greenhouse gases;
(F)	other adverse environmental or social impacts;
(G)	indoor air quality management;
(H)	tenant health and well-being initiatives;
(I)	installation of electric charging or hydrogen refueling infrastructure;
(J)	proximity to sustainable transport options;
(K)	Resource efficiency;
(L)	resilience;
(M)	ecology; and
(N)	pollution

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(ii) “ESG Performance Data” means data in respect of ESG Performance relating to the Premises, the Building and/or the Property, as applicable.

(iii) “ESG Certifications” means environmental or social certifications for the Property and/or the Building, such as Energy Star, Leadership in Energy and Environmental Design (LEED) program, Fitwel, WELL, BREEAM and any other certification promoted by the U.S. Green Building Council or others.

(iv) “Laws” means any and all present or future federal, state, county, borough, municipality or local laws, statutes, ordinances, codes, rules, regulations, directives, orders or legally binding guidance of or issued by any and all governmental or quasi-governmental authorities having jurisdiction, including, without limitation, the Americans with Disabilities Act of 1990 (the “ADA”), Directive 2010/31/EU of the European Parliament and of the Council of 19 May 2010 on the energy performance of buildings (recast) (the “EPBD 2010”), Directive 2012/27/EU of the European Parliament and of the Council of 25 October 2012 on energy efficiency, amending Directives 2009/125/EC and 2010/30/EU and repealing Directives 2004/8/EC and 2006/32/EC (Text with EEA relevance) (the “EED 2012”), each as implemented in each EU Member State and as amended from time to time, and all Laws then in effect relating to asbestos, including any amending legislation or legally binding guidance issued with respect to the Directive of the European Parliament and of the Council amending Directive 2009/148/EC of the European Parliament and of the Council of 30 November 2009 on the protection of workers from the risks related to exposure to asbestos at work (codified version) (Text with EEA relevance).

9.	Broker: Tenant represents and warrants to Landlord that there are no agents, brokers, finders or other parties with whom Tenant has dealt with who are or may be entitled to any commission or fee with respect to this Amendment. Tenant shall be solely responsible for payment of any commission or fee to any such broker or other party Tenant has dealt with. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from broker or party, other than Lee & Associates Central Florida, LLC, claiming to have dealt with Tenant in connection with this Amendment including, without limitation, any reasonable attorneys' fees incurred by Landlord.

10.	Ratification of Lease: The terms of the Lease are amended to reflect the changes set forth above. In all other respects the terms of the Lease shall be in full force and effect and Tenant hereby ratifies and reaffirms its obligations as Tenant under the Lease as modified hereby. In the event of any conflict between this Amendment and the Lease, the terms of this Amendment shall be deemed controlling. Tenant represents to Landlord that, to Tenant’s knowledge, Landlord is not in default under the Lease, nor has any event occurred which, with the giving of notice and passage of time, will constitute a default by Landlord under the Lease.

11.	Capitalized Terms: Except as otherwise expressly provided herein, the capitalized terms and phrases in this Amendment shall have the same meanings as are given such terms in the Lease.

12.	Authority: Tenant represents that the individual executing this Amendment on behalf of Tenant is duly authorized to execute and deliver this Amendment on behalf of Tenant.

13.	Binding Force; Counterparts; Electronic Execution: Submission of this Amendment is not an offer to lease or amend the Lease. This Amendment shall become binding upon Landlord and Tenant only when this Amendment is fully executed and delivered by Landlord. In the event Landlord does not execute and deliver this Amendment, then this Amendment shall be void and of no force or effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically and (ii) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

14.	Confidentiality: It is understood and agreed by Tenant that any rent or other concessions made by Landlord as specified herein are confidential. Tenant shall not disclose any of the terms of this Amendment to any third party and shall use all reasonable efforts to preserve the confidentiality of the terms of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

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In Witness Whereof, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:	TENANT:

SREIT LONGWOOD FL HOLDINGS, L.L.C.,	AIGUILLE ROCK CLIMBING CENTER, INC.,
a Delaware limited liability company	a Florida limited liability company

By: /s/ Andrea Pierce	By: /s/ Stephen W. Carnes
Name: Andrea Pierce	Name: Stephen W. Carnes
Title: Authorized Signatory	Title: President/Director

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